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                                   EXHIBIT 11

                   ROTO-ROOTER, INC. AND SUBSIDIARY COMPANIES
                     Computation of Per Share Earnings (a)
                    (in thousands except per share amounts)


                                                                    Year Ended December 31,
                                                              ---------------------------------------------------
Computation of Earnings per Common and                          1992                 1993                  1994
       Common Equivalent Share:                               --------             --------              --------
- ----------------------------------------
Reported Income before Minority Interest                       $6,857               $8,387                $9,015

Minority Interest                                                 232                  414                   244
                                                               ------               ------                ------
Net Income                                                     $6,625               $7,973                $8,771
                                                               ======               ======                ======
Average Number of Shares Used to
  Compute Earnings Per Common Share                             4,994                5,027                 5,066

Effect of Unexercised Stock Options                                37                   59                    48
                                                               ------               ------                ------
Average Number of Shares Used to Compute
  Earnings Per Common and Common
  Equivalent Share                                              5,031                5,086                 5,114
                                                               ======               ======                ======
Earnings Per Common and Common
  Equivalent Share                                             $ 1.32               $ 1.57                $ 1.72
                                                               ======               ======                ======

Computation of Earnings Per Common Share
        Assuming Full Dilution:
- ----------------------------------------
Reported Income before Minority Interest                       $6,857               $8,387                $9,015

Minority Interest                                                 232                  414                   244
                                                               ------               ------                ------
Net Income                                                     $6,625               $7,973                $8,771
                                                               ======               ======                ======
Average Number of Shares Used to
  Compute Earnings Per Common Share                             4,994                5,027                 5,066

Effect of Unexercised Stock Options                                72                   99                    48
                                                               ------               ------                ------

Average Number of Shares Used to Compute
  Earnings Per Common Share Assuming
  Full Dilution                                                 5,066                5,126                 5,114
                                                               ======               ======                ======
Earnings Per Common Share Assuming
  Full Dilution                                                $ 1.31               $ 1.56                $ 1.72
                                                               ======               ======                ======


(a) This calculation is submitted in accordance with Regulation S-K, Item 601(b)(11), although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3% including fractional cents per share.
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